EXHIBIT 99.1

F O R     I M M E D I A T E    R E L E A S E

APOGEE MAKES STRATEGIC ACQUISITION OF MEMS TECHNOLOGY AND FORMS NEW DIVISION

Division to Focus on a New Generation of Products That Combines MEMS Technology with DDX® and the Company’s Digital and Analog IC Design Capabilities

Norwood, MA (May 17, 2004)—Apogee Technology, Inc. (AMEX: ATA), a leading provider of digital audio amplification integrated circuits (“ICs”), today announced that it has acquired a portfolio of Micro-Electro-Mechanical Systems (“MEMS”) intellectual property, trade secrets, and know-how developed by Standard MEMS, Inc. and has established a new MEMS Division.  MEMS are devices produced using high volume IC manufacturing techniques that include both microscopic mechanical systems and electrical circuits.  The new division, which begins operations today in Great River, New York, is comprised of a core group from Standard MEMS, Inc.  This acquisition is part of the Company’s strategy of acquiring new technologies, which combined with its DDX® amplifier technology and its proprietary circuit designs, will enable the Company to develop advanced System-on-Chip (“SOC”) solutions for consumer electronics, automotive, communications and medical markets.

MEMS products surpass standard ICs in functionality because they include very small mechanical devices such as microphones, pumps, nozzles, mirrors, needles, test tubes and accelerometers that can sense and interact with the outside world on a micro-scale, and generate effects on a macro scale.  The extraordinary size reduction, system integration, improved reliability and performance afforded by MEMS devices has enormous value for consumer, medical, industrial, military and many other applications.  These devices are used in a variety of products that impact everyday life such as hearing aids, automotive airbag systems, large screen televisions, inkjet printers, blood pressure sensors, optical switches and many other products that are manufactured and shipped in high volume.  The value of the MEMS industry as a whole is significant with worldwide sales of $4.5 billion in 2003 and projected sales of over $8 billion by 2007, according to In-Stat/MDR.

David Meyers, Apogee’s Chief Operating Officer, said, “Apogee’s success has been built on our DDX technology and our ability to design, develop, market and sell IC products.  The addition of MEMS technology and the MEMS group add a new dimension to our core capabilities.  This will enable us to develop advanced products for high margin markets.  The division brings to the Company a broad technology base, product designs, customer relationships and a skilled group with a successful track record of commercializing MEMS products.  The group has been approached by several customers who have expressed interest in the existing product designs and in new MEMS solutions with a higher level of electronics integration.  We plan to manufacture these products by utilizing our existing foundry partners and by developing new foundry relationships to implement our proprietary MEMS manufacturing processes.”

Mr. Meyers expanded on Apogee’s MEMS strategy by saying, “In addition to our plans to exploit the established MEMS product designs, we intend to develop SOC solutions that combine MEMS microphones with our amplification technology for applications such as headsets and cellular phones.  In the long-term, we intend to leverage these designs and the broad MEMS intellectual property base to develop automotive sensors and disposable medical products.  We believe the unique combination of analog, digital and now MEMS technology will serve as the engine to continually develop innovative products for years to come.  With this foundation and our development strategy, we expect to achieve a neutral cash flow during the first year of operations.”

Apogee’s MEMS division will be headed by Glenn Fricano who previously served as Vice President of Engineering and General Manager of Standard MEMS, Inc.  While at Standard MEMS he supervised a large staff of scientists, engineers and fab production personnel producing and selling in excess of 50 million MEMS devices worldwide.  Together with Apogee’s 10 years of MEMS experience, Mr. Fricano and his initial team add 30 years of experience in high-yield manufacturing processes, product design and sales and marketing of MEMS devices.

Mr. Fricano, the newly appointed Director of Apogee’s MEMS Division, said, “We are very excited to join Apogee because of its well-managed operations and industry-leading amplifier products.  Most importantly, Apogee’s digital and analog circuit design experience is a critical component in the development of low cost MEMS products with a full range of value-added functionality.”

About Apogee Technology, Inc.

Apogee Technology, Inc., is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary value-added technologies.  The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been utilized by over 20 major consumer electronic brands in a wide range of audio products.  The Company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets.  The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan.  For more information please visit our web site at: http://www.apogeeddx.com.

For further information, please contact:

Kristi Canavan, Apogee Technology, telephone +1 781-551-9450

kcanavan@apogeeddx.com

##

DDX® is a registered trademark of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders. Certain statements made herein that use the words “estimate”, “project”, “intend”, “plan”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those which may be expressed or implied. Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Form 10-KSB and 10-QSB.